Contact:	Ruth Pachman/Michael Herley	Mark A. Ricca
	Kekst and Company	Carver Bancorp, Inc.
	(212) 521-4800	(212) 360-8820

CARVER BANCORP, INC. REPORTS SECOND QUARTER FISCAL YEAR 2013 RESULTS

New York, New York, November 13, 2012 Carver Bancorp, Inc. (the “Company”) (NASDAQ: CARV), the holding company for Carver Federal Savings Bank (“Carver” or the “Bank”), today announced financial results for its second fiscal quarter of 2013 ended September 30, 2012 (“Fiscal 2013”).

The Company reported a net loss of $0.1 million or a loss per share of $0.04 for the second quarter of Fiscal 2013, compared to a net loss of $9.5 million or a loss per share of $58.67, for the prior year period. For the six months ended September 30, 2012 , reported net losses totaled $0.5 million or a loss per share of $0.14, compared to a net loss of $15.6 million or a loss per share of $95.68 for the prior year period.
Deborah C. Wright, Carver Bancorp Chairman and CEO said, “Returning our loan performance metrics to industry standards and substantially increasing our revenues remain our two core priorities. We are pleased to report that our financial performance continued to strengthen over the quarter, as we achieved our best results for any period over the prior three fiscal years. This quarter, our loan performance continued to improve with non-performing assets declining 10.9% from the prior quarter and 46.1% year-over-year. As we have previously stated, we expect this effort to continue through the balance of the fiscal year, which may lead to uneven results over the next several quarters.”
Ms. Wright added: “As a community bank, our net interest margin continued to be impacted by larger industry headwinds. We have begun to see a slowdown in the net reduction in total loans as we have strategically rebuilt our lending team and revenues from Carver Community Cash continue to increase. We believe these trends will accelerate with the opening of our first branch in East Harlem later this month and the roll out of five self-service check cashing kiosks over the next month across our operating markets.”
“Finally, our heartfelt concern remains with all those impacted by Hurricane Sandy. Our employees worked tirelessly to restore operations at Carver in the wake of the storm through much personal sacrifice. We were able to service our customers in all but one branch just one day after the hurricane hit the New York metropolitan area,” Ms. Wright concluded.

Income Statement Highlights

Second Quarter Results
The Company reported a net loss for the three months ended September 30, 2012 of $0.1 million compared to a net loss of $9.5 million for the prior year period. The primary drivers of the reduction in loss versus the prior year period were lower loan provision charges, higher non-interest income including fee income earned on a new markets tax credit (“NMTC”) award transaction and gains on sale of loans held for sale (“HFS”), and lower non-interest expense partially offset by lower net interest income.
Net Interest Income
Interest income decreased $1.3 million, or 17.8%, to $6.1 million in the second quarter, compared to the prior year quarter, primarily attributed to a $134.8 million, or 24.6%, decrease in average loans. The average yield on mortgage-backed securities fell 73 basis points to 2.09% from 2.82% during the quarter, as higher yielding securities experienced early payoffs and were replaced with lower yielding securities. Although the average yield on loans increased 23 basis points to 5.30% from 5.07%, the decrease in average loans reduced total interest income on loans. Interest income and net interest margin will continue to be under pressure as unit average loan balances increase due to the low yields available on alternative earning assets.
Interest expense decreased $0.5 million, or 29.0%, to $1.3 million for the second quarter, compared to $1.8 million for the prior year quarter, as lower cost deposits replaced borrowings. The average yield on interest bearing liabilities decreased 40 basis points to 1.01% for the quarter ended September 30, 2012.

Provision for Loan Losses
The Company recorded a $0.6 million provision for loan losses for the second quarter compared to $7.0 million for the prior year quarter. Net charge-offs of $2.8 million were recognized compared to $7.0 million in the prior year period. The charge-offs in both quarters to the provision were primarily related to impaired loans and loans that moved to HFS. The impact of the charge-offs to the provision was partially offset by a reduction in the allowance for loan losses, which was primarily due to reductions in loss experience and, to a lesser extent, a decline in loan balances.

Non-interest Income
Non-interest income increased $1.6 million, or 194.0%, to $2.4 million for the second quarter, compared to $0.8 million for the prior year quarter. The increase was primarily due to a $0.6 million gain on sale of a HFS loan and a $0.6 million fee earned on a NMTC transaction.

Non-interest Expense
Non-interest expense decreased $0.7 million to $6.9 million compared to $7.6 million in the prior year quarter. Non-interest expense was lower in all categories with the largest decreases comprised of $0.4 million in compensation expenses and $0.3 million in collection expenses and charge-offs related to non-performing assets.

Income Taxes
The income tax expense was $36 thousand for the second quarter compared to $185 thousand for the prior year period.

Six Month Results
The Company reported a net loss for the six months ended March 31, 2012 of $0.5 million compared to a net loss of $15.6 million for the prior year period. Primary drivers of the reduction in loss versus the prior year period were reductions in the provision for loan losses and certain non-interest expense categories and increases in non-interest income.
Net Interest Income
Interest income decreased $2.4 million, or 16.40%, to $12.3 million in the six month period, compared to the prior year period, with the decrease primarily attributed to a $142.2 million, or 25%, decrease in average loans. The average yield on mortgage-backed securities fell 80 basis points to 2.11% from 2.91% during the prior year period, as higher yielding securities experienced early payoffs and were replaced with lower yielding investment securities. The average yield on loans increased 41 basis points to 5.25% from 4.84%, which was directly related to the lower levels of non-performing loans in the portfolio. However, the drop in average loans decreased total interest income on loans.
Interest expense decreased $1.1 million, or 30.81%, to $2.6 million for the six month period, compared to $3.7 million for the prior year period, as lower cost deposits replaced borrowings. The average yield on interest bearing liabilities decreased 41 basis points to 1.03% for the six months ended September 30, 2012.

Provision for Loan Losses
The Company recorded a $0.8 million provision for loan losses for the six month period, compared to $12.2 million for the prior year period. For the six months ended September 30, 2012, net charge-offs of $4.2 million were recognized compared to $11.4 million, in the prior year period. Charge-offs in both quarters were primarily related to loans moved to HFS.

Non-interest Income
Non-interest income increased $1.5 million, or 75.8%, to $3.4 million for the six month period, compared to $1.9 million for the prior year period. The majority of the increase was attributable to fee income received from a NMTC transaction, gains on sales of loans during the period and an increase in depository fees.

Non-interest Expense
Non-interest expense decreased $1.4 million to $13.5 million compared to $14.9 million in the prior year period. Non-interest expense was lower in all categories with the largest decreases comprised of $0.8 million in compensation expenses, $0.2 million in collection expenses and charge-offs related to non-performing assets and a decline of $0.1 million in FDIC premiums.

Income Taxes
The income tax expense was $196 thousand for the six month period compared to $76 thousand for the prior year period.

Financial Condition Highlights
At September 30, 2012, total assets decreased $3.0 million, or 0.46%, to $638.3 million, compared to $641.2 million at March 31, 2012. Investment securities increased $28.3 million. This increase was partially offset by decreases in the loan portfolio of $32.9 million, the allowance for loan losses of $3.4 million and loans HFS of $2.8 million.

Total securities increased $28.3 million, or 29.44%, to $124.5 million at September 30, 2012, compared to $96.2 million at March 31, 2012. This change reflects an increase of $29.4 million in available-for-sale securities offset by a $1.0 million decrease in held-to-maturity securities, as the Company diversified its investment portfolio to increase earning assets.

Total loans receivable decreased $32.9 million, or 7.97%, to $380.0 million at September 30, 2012, compared to $412.9 million at March 31, 2012; $32.2 million of principal repayments and loan payoffs across all loan classifications comprised the majority of the decrease, with the largest declines in multi-family and business loans. An additional $7.7 million in loans were transferred from held for investment to HFS. Principal charge-offs for the fiscal year totaled $3.8 million. Decreases were partially offset by loan originations and advances of $10.9 million. The decrease of $3.4 million in the allowance for loan losses is due to a reduction in the portfolio's total loss experience and the decrease in loan volume.

HFS loans decreased $2.8 million to $26.8 million. The Company continued to take aggressive steps to increase resolution of troubled loans. During the period, this portfolio increased $7.2 million, net of charge-offs, offset by $10.0 million of sales and paydowns.

Total liabilities decreased $1.5 million, or 0.26%, to $583.1 million at September 30, 2012, compared to $584.6 million at March 31, 2012, due to reductions in deposits of $26.2 million, partially offset by an increase in short-term borrowings of $22.0 million.

Deposits decreased $26.2 million, or 4.92%, to $506.4 million at September 30, 2012, compared to $532.6 million at March 31, 2012, due principally to $9 million of planned withdrawals from non-interest bearing control disbursements accounts and management's decision to allow higher cost certificates of deposit to roll off the balance sheet.

Advances from the Federal Home Loan Bank of New York (FHLB-NY) and other borrowed money increased $22.0 million, or 50.62%, to $65.4 million at September 30, 2012, compared to $43.4 million at March 31, 2012, as the Company increased short-term borrowings during the six month period.

Total equity decreased $1.4 million, or 2.54%, to $55.2 million at September 30, 2012, compared to $56.6 million at March 31, 2012. The decline reflects a net loss before taxes of $1.2 million (excluding non-controlling interest) and a change in accumulated other comprehensive loss of $0.2 million.

Asset Quality
At September 30, 2012, non-performing assets totaled $63.9 million, or 10.01% of total assets, compared to $86.4 million or 13.5% of total assets at March 31, 2012, and $118.6 million or 17.49% of total assets at September 30, 2011. Non-performing assets at September 30, 2012 were comprised of $9.5 million of loans 90 days or more past due and non-accruing, $16.9 million of loans classified as a troubled debt restructuring, $8.6 million of loans that are either performing or less than 90 days past due that have been classified as impaired, $2.1 million of REO (“Real Estate Owned”), and $26.8 million of loans classified as HFS.

The allowance for loan losses was $16.4 million at September 30, 2012, which represents a ratio of the allowance for loan losses to non-performing loans of 46.9% compared to 36.3% at March 31, 2012. The ratio of the allowance for loan losses to total loans was 4.3% at September 30, 2012, a decline from 4.8% at March 31, 2012.

About Carver Bancorp, Inc.
Carver Bancorp, Inc. is the holding company for Carver Federal Savings Bank, a federally chartered stock savings bank, founded in 1948 to serve African-American communities whose residents, businesses, and institutions had limited access to mainstream financial services. Carver, the largest African- and Caribbean-American run bank in the United States, operates nine full-service branches in the New York City boroughs of Brooklyn, Manhattan, and Queens. For further information, please visit the Company's website at www.carverbank.com.

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, risks and uncertainties. More information about these factors, risks and uncertainties is contained in our filings with the Securities and Exchange Commission.

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

$ in thousands except per share data	September 30,	March 31,
ASSETS	2012	2012
Cash and cash equivalents:
Cash and due from banks	$82,179	$89,872
Money market investments	9,898	1,825
Total cash and cash equivalents	92,077	91,697
Restricted cash	6,415	6,415
Investment securities:
Available-for-sale, at fair value	114,462	85,106
Held-to-maturity, at amortized cost (fair value of $10,737 and $11,774 at September 30, 2012 and March 31, 2012, respectively)	10,038	11,081
Total investments	124,500	96,187

Loans held-for-sale (“HFS”)	26,830	29,626

Loans receivable:
Real estate mortgage loans	343,402	367,611
Commercial business loans	36,132	43,989
Consumer loans	416	1,258
Loans, net	379,950	412,858
Allowance for loan losses	(16,408)	(19,821)
Total loans receivable, net	363,542	393,037
Premises and equipment, net	9,084	9,573
Federal Home Loan Bank of New York (“FHLB-NY”) stock, at cost	3,008	2,168
Accrued interest receivable	2,438	2,256
Other assets	10,380	10,271
Total assets	$638,274	$641,230

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
Deposits:
Savings	98,615	101,079
Non-Interest Bearing Checking	59,344	67,202
NOW	24,977	28,325
Money Market	110,206	109,404
Certificates of Deposit	213,234	226,587
Total Deposits	506,376	532,597
Advances from the FHLB-New York and other borrowed money	65,414	43,429
Other liabilities	11,304	8,585
Total liabilities	583,094	584,611

Stockholders' equity:
Preferred stock, (par value $0.01, per share), 45,118 Series D shares, with a liquidation preference of $1,000 per share, issued and outstanding	45,118	45,118
* Common stock (par value $0.01 per share: 10,000,000 shares authorized; 3,697,264 issued; 3,695,320 and 3,695,174 shares outstanding at September 30, 2012 and March 31, 2012, respectively)	61	61
Additional paid-in capital	55,063	54,068
Accumulated deficit	(45,599)	(45,091)
Non-controlling interest	795	2,751
Treasury stock, at cost (1,944 shares at September 30, 2012 and 2,090 at March 31, 2012, respectively)	(417)	(447)
Accumulated other comprehensive (loss) income	159	159
Total stockholders' equity	55,180	56,619
Total liabilities and stockholders' equity	$638,274	$641,230
(*) Common stock shares reflect 1 for 15 reverse stock split which was effective on October 27, 2011

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended
$ in thousands except per share data	September 30,		September 30,
	2012	2011	2012	2011
Interest Income:
Loans	$5,486	$6,958	$11,074	$13,660
Mortgage-backed securities	275	342	569	739
Investment securities	307	116	507	226
Money market investments	49	25	118	49
Total interest income	6,117	7,441	12,268	14,674

Interest expense:
Deposits	906	937	1,882	1,943
Advances and other borrowed money	347	827	691	1,776
Total interest expense	1,253	1,764	2,573	3,719

Net interest income	4,864	5,677	9,695	10,955
Provision for loan losses	560	7,007	784	12,177
Net interest income after provision for loan losses	4,304	(1,330)	8,911	(1,222)

Non-interest income:
Depository fees and charges	892	751	1,688	1,472
Loan fees and service charges	195	208	395	486
Gain on sale of loans, net	569	135	604	134
Loss on real estate owned	—	(122)	(288)	(124)
New Market Tax Credit ("NMTC") fees	625	—	625	—
Lower of Cost or market adjustment on loans held for sale	—	(275)	—	(375)
Other	153	131	350	326
Total non-interest income	2,434	828	3,374	1,919

Non-interest expense:
Employee compensation and benefits	2,704	3,137	5,424	6,182
Net occupancy expense	916	970	1,774	1,902
Equipment, net	609	537	1,091	1,079
Consulting fees	113	116	180	205
Federal deposit insurance premiums	331	355	674	809
Other	2,217	2,512	4,381	4,742
Total non-interest expense	6,890	7,627	13,524	14,919

Loss before income taxes	(152)	(8,129)	(1,239)	(14,222)
Income tax expense (benefit)	36	185	196	76
Net loss before attribution of noncontrolling interests	(188)	(8,314)	(1,435)	(14,298)
Non Controlling interest, net of taxes	(52)	1,136	(936)	1,282
Net loss	$(136)	$(9,450)	$(499)	$(15,580)

Loss per common share:
Basic (*)	$(0.04)	$(58.67)	$(0.14)	$(95.68)
(*) Common stock shares for all periods presented reflects a 1 for 15 reverse stock split which was effective on October 27, 2011

CARVER BANCORP, INC. AND SUBSIDIARIES
Non Performing Asset Table
(In thousands)

$ in thousands	September 2012	June 2012	March 2012	December 2011	September 2011
Loans accounted for on a non-accrual basis (1):
Gross loans receivable:
One-to-four family	$6,094	$7,363	$6,988	$12,863	$14,335
Multi-family	1,724	1,790	2,923	2,619	9,106
Commercial real estate	14,145	16,487	24,467	26,313	16,088
Construction	4,258	4,658	11,325	17,651	31,526
Business	8,717	9,337	8,862	9,825	7,831
Consumer	15	—	23	4	36
Total non-performing loans	$34,953	$39,635	$54,588	$69,275	$78,922

Other non-performing assets (2):
Real estate owned	$2,119	$1,961	$2,183	$2,183	$275
Loans held for sale	26,830	30,163	29,626	22,490	39,369
Total other non-performing assets	28,949	32,124	31,809	24,673	39,644
Total non-performing assets (3):	$63,902	$71,759	$86,397	$93,948	$118,566

Non-performing loans to total loans	9.20%	10.17%	13.22%	15.12%	16.14%
Non-performing assets to total assets	10.01%	11.13%	13.47%	14.01%	17.49%

(1) Non-accrual status denotes any loan where the delinquency exceeds 90 days past due and in the opinion of management the collection of additional interest and/or principal is doubtful. Payments received on a non-accrual loan are either applied to the outstanding principal balance or recorded as interest income, depending on assessment of the ability to collect on the loan.

(2)  Other non-performing assets generally represent loans that the Bank is in the process of selling and has designated held for sale or property acquired by the Bank in settlement of loans less costs to sell (i.e., through foreclosure, repossession or as an in-substance foreclosure).  These assets are recorded at the lower of their cost or fair value.

(3)  Troubled debt restructured loans performing in accordance with their modified terms for less than six months and those not performing in accordance with their modified terms are considered non-accrual and are included in the non-accrual category in the table above. At September 30, 2012 there were $5.2 million TDR loans that have performed in accordance with their modified terms for a period of at least six months. These loans are generally considered performing loans and are not presented in the table above.

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCES

	For the Three Months Ended September 30,
	2012			2011
$ in thousands	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost

Interest Earning Assets:
Loans (1)	$414,092	$5,486	5.30%	$548,887	$6,958	5.07%
Mortgaged-backed securities	52,685	275	2.09%	48,532	342	2.82%
Investment securities	61,805	221	1.43%	24,081	79	1.31%
Restricted Cash Deposit	6,415	1	0.03%	6,215	—	0.03%
Equity securities (2)	2,525	23	3.68%	2,657	33	4.93%
Other investments and federal funds sold	71,831	111	0.61%	41,247	29	0.28%
Total interest-earning assets	609,353	6,117	4.01%	671,619	7,441	4.43%
Non-interest-earning assets	8,825			3,236
Total assets	$618,178			$674,855

Interest Bearing Liabilities:
Deposits:
Now demand	$26,393	11	0.17%	$25,088	10	0.16%
Savings and clubs	99,807	66	0.26%	105,011	69	0.26%
Money market	109,341	194	0.70%	77,264	188	0.97%
Certificates of deposit	212,516	627	1.17%	188,642	663	1.39%
Mortgagors deposits	1,839	8	1.73%	2,008	7	1.38%
Total deposits	449,896	906	0.80%	398,013	937	0.93%
Borrowed money	43,906	347	3.14%	98,364	827	3.34%
Total interest-bearing liabilities	493,802	1,253	1.01%	496,377	1,764	1.41%
Non-interest-bearing liabilities:
Demand	60,890			96,605
Other liabilities	8,266			8,751
Total liabilities	562,958			601,733
Stockholders' equity	55,220			73,122
Total liabilities & stockholders' equity	$618,178			$674,855
Net interest income		$4,864			$5,677

Average interest rate spread			3.00%			3.02%

Net interest margin			3.19%			3.38%

(1) Includes non-accrual loans
(2) Includes FHLB-NY stock

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCES

	For the Six Months Ended September 30,
	2012			2011
$ in thousands	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost

Interest Earning Assets:
Loans (1)	$422,185	$11,074	5.25%	$564,430	$13,660	4.84%
Mortgaged-backed securities	54,015	569	2.11%	50,835	739	2.91%
Investment securities	49,925	332	1.33%	23,573	137	1.16%
Restricted Cash Deposit	6,415	1	0.03%	6,215	1	0.03%
Equity securities (2)	2,546	46	3.60%	2,973	81	5.44%
Other investments and federal funds sold	82,736	246	0.59%	35,611	56	0.31%
Total interest-earning assets	617,822	12,268	3.97%	683,637	14,674	4.29%
Non-interest-earning assets	7,558			2,093
Total assets	$625,380			$685,730

Interest Bearing Liabilities:
Deposits:
Now demand	$26,500	21	0.16%	$26,079	21	0.16%
Savings and clubs	100,552	133	0.26%	106,194	140	0.26%
Money market	109,335	397	0.72%	72,482	357	0.98%
Certificates of deposit	216,364	1,312	1.21%	201,506	1,406	1.39%
Mortgagors deposits	2,147	19	1.75%	2,433	19	1.56%
Total deposits	454,898	1,882	0.83%	408,694	1,943	0.95%
Borrowed money	43,918	691	3.14%	105,400	1,776	3.36%
Total interest-bearing liabilities	498,816	2,573	1.03%	514,094	3,719	1.44%
Non-interest-bearing liabilities:
Demand	63,033			112,362
Other liabilities	7,563			8,018
Total liabilities	569,412			634,474
Stockholders' equity	55,968			51,256
Total liabilities & stockholders' equity	$625,380			$685,730
Net interest income		$9,695			$10,955

Average interest rate spread			2.94%			2.85%

Net interest margin			3.14%			3.21%

(1) Includes non-accrual loans
(2) Includes FHLB-NY stock

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED SELECTED KEY RATIOS

	Three Months Ended				Six Months Ended
	September 30				September 30
Selected Statistical Data:	2012		2011		2012		2011

Return on average assets (1)	(0.09)%		(5.60)%		(0.16)%		(4.54)%
Return on average equity (2)	(0.99)%		(51.69)%		(1.78)%		(60.73)%
Net interest margin (3)	3.19%		3.60%		3.14%		3.39%
Interest rate spread (4)	3.00%		3.31%		2.94%		3.10%
Efficiency ratio (5)	94.41%		117.25%		103.48%		115.88%
Operating expenses to average assets (6)	4.46%		4.52%		4.33%		4.35%
Average equity to average assets (7)	8.93%		10.84%		8.95%		7.48%

Average interest-earning assets to average interest-bearing liabilities	1.23	x	1.27	x	1.24	x	1.26	x

Net loss per share (*)	$(0.04)		$(58.67)		$(0.14)		$(95.68)
Average shares outstanding (*)	3,695,653		165,983		3,695,597		165,852

	September 30
	2012		2011
Capital Ratios:
Tier 1 leverage ratio (8)	9.91%		10.34%
Tier I risk-based capital ratio (8)	15.57%		13.98%
Total risk-based capital ratio (8)	18.09%		16.26%

Asset Quality Ratios:
Non performing assets to total assets (9)	10.01%		17.49%
Non performing loans to total loans receivable (9)	9.20%		16.14%
Allowance for loan losses to total loans receivable	4.32%		4.38%
Allowance for loan losses to non-performing loans	46.94%		27.15%

(1) Net loss, annualized, divided by average total assets.
(2) Net loss, annualized, divided by average total equity.
(3) Net interest income, annualized, divided by average interest-earning assets.
(4) Combined weighted average interest rate earned less combined weighted average interest rate cost.
(5) Operating expenses divided by sum of net interest income plus non-interest income.
(6) Non-interest expenses, annualized, divided by average total assets.
(7) Average equity divided by average assets for the period ended.
(8) These ratios reflect consolidated bank only.
(9) Non performing assets consist of non-accrual loans, and real estate owned
(*) Common stock shares for all periods presented reflects a 1 for 15 reverse stock split which was effective on October 27, 2011